SHARE EXCHANGE AND REORGANIZATION AGREEMENT, dated as of September 27, 2007 (the “Agreement”), between INTERNET ACQUISITION GROUP., a California corporation (“IAGR”); and CHINA RENYUAN INTERNATIONAL, INC., a Delaware corporation (“China Renyuan”), and THE BENEFICIAL STOCKHOLDERS OF CHINA RENYUAN INTERNATIONAL, INC. IDENTIFIED IN SCHEDULE A HERETO (the “China Renyuan Shareholders”).

INTRODUCTION

IAGR desires to acquire all of the issued and outstanding shares of China Renyuan capital stock (the “China Renyuan Capital Stock”) solely in exchange for an aggregate of 6,926,399,370 shares of authorized, but theretofore unissued, shares of common stock, par value $0.001 per share, of IAGR (the “IAGR Common Stock”), representing approximately 99% of the fully diluted outstanding IAGR Common Stock after giving effect to such issuance. The China Renyuan Shareholders desire to exchange all of their beneficially owned shares of China Renyuan Capital Stock solely for shares of IAGR Common Stock in the amount set forth herein.

Prior to the date hereof, the respective boards of directors or analogous governing body of each of IAGR and China Renyuan have, and the China Renyuan Shareholders have, approved and adopted this Agreement and it is the intent of the parties hereto that the transactions contemplated hereby be structured so as to qualify as a tax-free exchange under Subchapter C of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement will be interpreted in a manner consistent with this intent.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I

ACQUISITION AND EXCHANGE OF SHARES

Section 1.01

The Agreement.  The parties hereto hereby agree that IAGR shall acquire all of the issued and outstanding shares of China Renyuan Capital Stock solely in exchange for an aggregate of 6,926,399,370 shares of authorized, but theretofore unissued, shares of IAGR Common Stock, representing 99% of the fully diluted outstanding IAGR Common Stock after giving effect to such issuance.  The parties hereto agree that at the closing of the transactions contemplated by this Agreement (the “Closing”):  China Renyuan will become a wholly-owned subsidiary of IAGR subject to the conditions and provisions of Section 1.03 hereof.

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Section 1.02

Exchange of Shares.

(a)

At the Closing and as further provided by this subsection (a), IAGR shall be responsible for delivering to the China Renyuan Shareholders or their designees, stock certificates representing an aggregate of 6,926,399,370 shares of IAGR Common Stock, representing 99% of the fully diluted outstanding IAGR Common Stock giving effect to such issuance, in exchange for all of the issued and outstanding shares of China Renyuan Capital Stock, which shares will be delivered to IAGR at the Closing.  At the Closing, IAGR shall immediately deliver to the China Renyuan Shareholders or their designees, stock certificates representing an aggregate of 30,036,370 shares of IAGR common stock.  The remaining 6,896,363,000 shares of IAGR Common Stock shall be delivered as soon as IAGR has available the authorized shares of IAGR Common Stock to deliver such delivery.

(b)

The shares of IAGR Common Stock to be issued pursuant to paragraph (a) of this Section 1.02 will be authorized, but theretofore unissued shares of IAGR Common Stock, and will be issued to the China Renyuan Shareholders or as directed thereby as set forth in Schedule 1.02(b) hereof.

(c)

All shares of IAGR Common Stock to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and the China Renyuan Shareholders will represent in writing that they are acquiring said shares for investment purposes only and without the intent to make a further distribution of such shares.  All shares of IAGR Common Stock to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  Certificates representing the shares of IAGR Common Stock to be issued hereunder shall bear a restrictive legend in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

Section 1.03

Closing.  The Closing will take place at a date and time (the “Closing Date”) and place to be mutually agreed upon by the parties hereto, and will be subject to the provisions of Article IV of this Agreement.  At the Closing:

(a)

China Renyuan will deliver to IAGR stock certificates or other evidences representing all of the issued and outstanding shares of China Renyuan Capital Stock, duly endorsed, so as to make IAGR the holder thereof, free and clear of all liens, claims and other encumbrances;

(b)

IAGR will deliver to, or at the direction of, the China Renyuan Shareholders, in accordance with Schedule 1.02(b) hereof and Section 1.01 of this Agreement, stock certificates representing an aggregate of  30,036,370 shares of IAGR common stock, which certificates will bear a standard restrictive legend in the form customarily used with restricted securities and as set forth in Section 1.02(c) above and which shares shall represent approximately 99% of the outstanding IAGR Common Stock giving effect to the issuance thereof and additionally as soon as practicable following the Closing, IAGR will deliver to, or at the direction of, the China Renyuan Shareholders 6,896,363,000 of IAGR Common Stock issued pursuant to Section 3.01(m);

(c)

IAGR will deliver an Officer’s Certificate as described in Sections 4.02(a) and 4.02(b) hereof, dated the Closing Date, certifying that all representations, warranties, covenants, and conditions set forth herein by IAGR are true and correct as of, or have been fully performed and complied with by, the Closing Date; and

(d)

China Renyuan will deliver an Officer’s Certificate as described in Sections 4.01(a) and 4.01(b) hereof, dated the Closing Date, certifying that all representations, warranties, covenants and conditions set forth herein by China Renyuan are true and correct as of, or have been fully performed and complied with by, the Closing Date;

Section 1.04

Approval by Board of Directors.  In anticipation of this Agreement, IAGR has taken all necessary and requisite corporate and other action, including without limitation, actions of the Board of Directors in order to approve this Agreement and all transactions contemplated hereby and in connection herewith.

Section 1.05

Consummation of Transaction.  If at the Closing, no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then the transactions herein contemplated shall be consummated upon such date, and then and thereupon, IAGR will file any additional necessary documents that may be required by the State of California, the State of Delaware, the United States of America, or otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01

Representations and Warranties of IAGR.  IAGR hereby represents and warrants to, and agrees with China Renyuan and the China Renyuan Shareholders that the statements set forth in this Section 2.01 are true, correct, and complete as of the date of this Agreement:

(a)

Authority.  IAGR has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of IAGR have been duly taken to authorize the execution, delivery, and performance of this Agreement.  This Agreementhas been duly authorized, executed, and delivered by IAGR, constitutes the legal, valid, and binding obligation of IAGR, and is enforceable as to IAGR in accordance with its terms.

Section 2.02

Representations and Warranties of China Renyuan.  China Renyuan and the China Renyuan Shareholders hereby, jointly and severally, represent and warrant to, and agree with, IAGR that the statements set forth in this Section 2.02 are true, correct, and complete as of the date of this Agreement:

(a)

Authority.  China Renyuan has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of China Renyuan have been duly taken to authorize the execution, delivery, and performance of this Agreement by China Renyuan.  This Agreement has been duly authorized, executed, and delivered by China Renyuan, constitutes the legal, valid, and binding obligation of China Renyuan, and is enforceable as to China Renyuan in accordance with its terms.

Section 2.03

Representations and Warranties of the China Renyuan Shareholders.  The China Renyuan Shareholders hereby represents and warrants to, and agrees with, IAGR as follows:

(a)

Representations and Warranties of China Renyuan.  To the knowledge of the China Renyuan Shareholders, the representations and warranties of China Renyuan set forth in Section 2.02 hereof are true and correct in all material respects.  Nothing has come to the attention of the China Renyuan Shareholders that would lead the China Renyuan Shareholders to believe that any representation or warranty of China Renyuan set forth on Section 2.02 hereof is untrue or incorrect in any material respect.

(b)

Authority.  China Renyuan and the China Renyuan Shareholders have each approved this Agreement and duly authorized the execution and delivery hereof.  The China Renyuan Shareholders have full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby and in connection herewith. The China Renyuan Shareholders have reached the age of majority under applicable law.

(c)

Ownership of Shares.  The China Renyuan Shareholders own beneficially all of the shares of China Renyuan Capital Stock.  The China Renyuan Shareholders have full power and authority to transfer such shares of China Renyuan Capital Stock to IAGR under, pursuant to, and in accordance with, this Agreement, and such shares are free and clear of any liens, charges, mortgages, pledges or encumbrances and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

(d)

Investment Representations and Covenants.

(i)

The China Renyuan Shareholders represent that they are acquiring the shares of IAGR Common Stock to be issued pursuant to Section 1.02(a) hereof for their own accounts and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act.  The China Renyuan Shareholders shall not dispose of any part or all of such shares of IAGR Common Stock in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the SEC and all applicable provisions of state securities laws and regulations.

(ii)

The certificate or certificates representing the shares of IAGR Common Stock shall bear a legend in substantially the form set forth in Section 1.02(c) hereof.

(iii)

The China Renyuan Shareholders acknowledge being informed that the shares of IAGR Common Stock to be issued pursuant to Section 1.02(a) hereof shall be unregistered, shall be “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available.  The China Renyuan Shareholders further acknowledge that IAGR does not have an obligation to currently register such securities for the account of China Renyuan Shareholders.

(iv)

The China Renyuan Shareholders acknowledge that they have been afforded access to all material information which they have requested relevant to their decision to acquire the shares of IAGR Common Stock and to ask questions of IAGR’s management and that, except as set forth herein, neither IAGR nor anyone acting on behalf of IAGR has made any representations or warranties to the China Renyuan Shareholders which have induced, persuaded, or stimulated the China Renyuan Shareholders to acquire such shares of IAGR Common Stock.

(v)

Either alone, or together with their investment advisor(s), the China Renyuan Shareholders have the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the shares of IAGR Common Stock, and the China Renyuan Shareholders are and will be able to bear the economic risk of the investment in such shares of IAGR Common Stock.

(vi)

The China Renyuan Shareholders represent that each of them is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

ARTICLE III

COVENANTS

Section 3.01

Covenants of IAGR.  IAGR covenants and agrees that, after the date hereof and through the earlier of the Closing or the date of the termination of this Agreement pursuant to Article IV hereof (the earlier of such times, the “Release Time”), (i) unless China Renyuan will otherwise approve in writing, which approval will not be unreasonably withheld, (ii) or except as expressly authorized or required by the terms of this Agreement:

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(i)

Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by IAGR in respect of the outstanding shares of IAGR Common Stock.

(ii)

Until the Release Time, no share of capital stock of IAGR or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into, or exchangeable or exercisable for, any such share, shall be issued or sold by IAGR.

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Until the Release Time, IAGR will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of China Renyuan and the China Renyuan Shareholders free and full access to the plants, properties, books, and records of IAGR.  IAGR will permit them to make extracts from and copies of such books and records, and will from time to time furnish China Renyuan and the China Renyuan Shareholders with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of IAGR as China Renyuan or the China Renyuan Shareholders from time to time may request.  Until the Release Time, IAGR will cause the independent certified public accountants of IAGR to make available to China Renyuan, its independent certified public accountants, and the China Renyuan Shareholders, the work papers relating to the audits of IAGR referred to in Section 2.01(c) of this Agreement.

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Until the Release Time, IAGR will conduct its affairs, so that on the Closing Date, no representation or warranty of IAGR will be inaccurate, no covenant or agreement of IAGR will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of IAGR.  Except as otherwise consented to by China Renyuan in writing, until the Release Time, IAGR will conduct its affairs in all respects only in the ordinary course.

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Until the Release Time, IAGR will immediately advise China Renyuan in a detailed written notice of any material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

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IAGR shall use its commercially reasonable efforts to insure that all confidential information which IAGR or any of its officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of China Renyuan, any affiliate of China Renyuan, or any customer or supplier of China Renyuan or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity without the prior written consent of China Renyuan, which written consent shall not be unreasonably withheld; provided, however, that the restrictions of this sentence shall not apply (i) as may otherwise be required by law, (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (iii) to the extent the information shall have otherwise become publicly available.  IAGR shall, and shall cause all other such persons and entities to, deliver to China Renyuan all tangible evidence of the confidential information relating to China Renyuan, any affiliate of China Renyuan, or (insofar as such confidential information was provided by, or on behalf of, China Renyuan, or any such affiliate of China Renyuan) any customer or supplier of any of them or any such affiliate to which the restrictions of the foregoing sentence apply immediately after the termination of this Agreement pursuant to Article IV or V hereof.

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Before IAGR releases any information concerning this Agreement or any of the other transactions contemplated hereby or in connection herewith which is intended for or may result in public dissemination thereof, IAGR shall cooperate with China Renyuan, shall furnish drafts of all documents or proposed oral statements to China Renyuan for comment, and shall not release any such information without the written consent of China Renyuan.  Nothing contained herein shall prevent IAGR from releasing any information if required to do so by law.

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IAGR shall not make any agreement or reach any understanding not approved in writing by China Renyuan as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

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IAGR shall promptly prepare all required or, in the reasonable opinion of the parties hereto, appropriate Periodic Reports (as hereinafter defined) and other regulatory filings relating to this Agreement  and the transactions contemplated by this AGreement.  IAGR shall furnish or cause to be furnished, for inclusion in the Periodic Reports, such information about IAGR, and IAGR’s security holders as may be required or as may be reasonably requested by China Renyuan, and shall continue to furnish or cause to be furnished such information as is necessary to keep such information correct and complete in all material respect until the Release Time.  IAGR represents and warrants that the information that it has furnished to date, taken as a whole, does not now, and will not at any time prior to the Release Time, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.  IAGR shall take any action required to be taken by it under state “blue-sky,” securities, or take-over laws in connection with the issuance of IAGR Common Stock pursuant to the transactions contemplated hereby and in connection herewith.  The filings made by IAGR within the past four years with the SEC were, if filed under the Exchange Act, prepared in accordance with the then existing requirements of the Exchange Act and the rules and regulations thereunder and, if filed under the Securities Act, prepared in accordance with the then existing requirements of the Securities Act and the rules and regulations thereunder.  Such filings when filed, and the press releases and other public statements IAGR has made subsequent to the last such filing when considered together with such filings, did not at the time of filing or issuance of the press releases or other public statements, as the case may be, and (with respect to the press releases and other public statements, when considered together with such filings) do not now (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

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If, prior to the Release Time, IAGR Common Stock shall be recapitalized or reclassified or IAGR shall effect any stock dividend, stock split, or reverse stock split of IAGR

Common Stock, then the shares of IAGR Common Stock to be delivered under this Agreement or upon exercise, conversion, or exchange of any security to be delivered under this Agreement or assumed by IAGR as contemplated by this Agreement shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property to which the holders of such shares of IAGR Common Stock or such other security would have been entitled to receive had such stock or such other security been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.

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IAGR shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Closing.

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Until the Release Time, IAGR shall not, and shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of IAGR, directly or indirectly, to contemplate or enter into any transaction the effect of which may be to prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement or impair the contemplated benefits to IAGR’s stockholders of the transactions contemplated by this Agreement.

(l)

Effective at the Closing, the Board of Directors of IAGR shall take all required corporate action to cause the Board of Directors of IAGR to consist of two members, both of which shall be appointed by China Renyuan.

(m)

At the Closing, IAGR shall immediately deliver to the China Renyuan Shareholders or their designees, stock certificates representing an aggregate of 30,036,370 shares of IAGR common stock.  The remaining 6,896,363,000 shares of IAGR Common Stock shall be delivered as soon as IAGR has available the authorized shares of IAGR Common Stock to deliver such delivery.

ARTICLE IV

CONDITIONS; ABANDONMENT AND TERMINATION

Section 4.0

Right of IAGR to Abandon.  IAGR’s Board of Directors shall have the right to abandon or terminate this Agreement if any of the following conditions shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

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All representations and warranties of China Renyuan and the China Renyuan Shareholders contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing Date as though such representations and warranties were then made in exactly the same language by China Renyuan or the China Renyuan Shareholders, as applicable, and regardless of knowledge or lack thereof on the part of China Renyuan or the China Renyuan Shareholders (as applicable) or changes beyond its control; as of the Closing Date, China Renyuan and the China Renyuan Shareholders shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before the Closing Date, respectively, by this Agreement; and IAGR shall have received a certificate executed by the chief executive officer and the chief financial officer of China Renyuan and the China Renyuan Shareholders, dated the Closing Date, to that effect.

(b)

At the Closing, there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(c)

There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of IAGR, (i) makes this Agreement or any of the transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of China Renyuan or IAGR to consummate the transactions contemplated by this Agreement beyond September 27, 2007, (iii) requires the divestiture by IAGR of a material portion of the business of China Renyuan, (iv) imposes material limitations on the ability of IAGR effectively to exercise full rights of ownership of shares of China Renyuan including the right to vote such shares on all matters properly presented to the China Renyuan shareholders, or (v) otherwise prohibits, restricts, or delays consummation of the transactions contemplated by this Agreement or impairs the contemplated benefits to IAGR of this Agreement or any of the other transactions contemplated by this Agreement.

Section 4.02

Right of China Renyuan and the China Renyuan Shareholders to Abandon.  By the election of the China Renyuan Shareholders, the China Renyuan Shareholders or, otherwise, China Renyuan’s Board of Directors shall have the right to abandon or terminate this Agreement if any of the following conditions shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

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All representations and warranties of IAGR contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing Date as though such representations and warranties were then made in exactly the same language by IAGR and regardless of knowledge or lack thereof on the part of IAGR or changes beyond its control; as of the Closing Date, IAGR shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by them at or before the Closing Date by this Agreement; and China Renyuan shall have received certificates executed by the chief executive officer and the chief financial officer of IAGR, dated the Closing Date, to that effect.

(b)

All actions, proceedings, instruments, and documents required by IAGR to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to China Renyuan and the China Renyuan Shareholders, and IAGR shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(c)

At the Closing Date, there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(d)

There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of China Renyuan or the China Renyuan Shareholders, (i) makes this Agreement or any of the transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of IAGR or China Renyuan to consummate any of the transactions contemplated by this Agreement beyond, or (iii) otherwise prohibits, restricts, or delays consummation of the other transactions contemplated by this Agreement or impairs the contemplated benefits to the China Renyuan Shareholders of this Agreement or any of the transactions contemplated by this Agreement.

(e)

At or prior to the Closing Date, IAGR shall have made all filings, and taken all actions, necessary to comply with all reporting requirements under federal and state securities laws (including without limitation, applicable “blue-sky” laws with regard to the issuance of IAGR Common Stock as contemplated by this Agreement) other than the filing of Form D up to 15 days following the Closing.  Without limiting the generality of the foregoing, any prescribed periods within which a “blue sky” or securities law administrator may disallow IAGR’s notice of reliance on an exemption from such state’s requirements, shall have elapsed at or prior to the Closing Date.

Section 4.03

Optional Abandonment.  In addition to the provisions of Section 4.01 and Section 4.02 above, the transactions contemplated by this Agreement may be abandoned or terminated at or before the Closing notwithstanding adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of the parties hereto:

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by mutual agreement of the Boards of Directors of IAGR and China Renyuan;

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at the option of IAGR’s Board of Directors or China Renyuan’s Board of Directors, if the Closing Date shall not have occurred on or before September 27, 2007;

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at the option of IAGR’s Board of Directors, if facts exist which render impossible compliance with one or more of the conditions set forth in Section 4.01 and such are not waived by IAGR; and

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at the option of China Renyuan’s Board of Directors or by the election of the China Renyuan Shareholders if facts exist which render impossible compliance with one or more of the conditions set forth in Section 4.02 and such are not waived by China Renyuan.

Section 4.04

Effect of Abandonment.

If the transactions contemplated by this Agreement are abandoned or terminated as provided for in this Article IV, except for Sections 4.01, 4.02 and 4.03, this Agreement shall forthwith become wholly void and of no further force or effect without liability on the part of either party to this Agreement or on the part of any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof; provided, however, that nothing in this Section 4.04 shall release IAGR or China Renyuan or any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof from liability for a willful failure to carry out its respective obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01

Expenses.  Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein.

Section 5.02

Brokers and Finders.  Each of the parties hereto represents, as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except as may be otherwise set forth herein or by separate document.

Section 5.03

Necessary Actions.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  In the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper executive officers and/or directors of IAGR or China Renyuan, as the case may be, or the relevant China Renyuan Shareholders or China Renyuan Shareholders will take all such necessary action.

Section 5.04

Extension of Time; Waivers.  At any time prior to the Closing Date:

(a)

IAGR may (i) extend the time for the performance of any of the obligations or other acts of China Renyuan or any China Renyuan Shareholders or China Renyuan Shareholders, (ii) waive any inaccuracies in the representations and warranties of China Renyuan or any China Renyuan Shareholders or China Renyuan Shareholders, or contained herein or in any document delivered pursuant hereto by China Renyuan or any China Renyuan Shareholders or China Renyuan Shareholders, and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by  China Renyuan or any China Renyuan Shareholders or China Renyuan Shareholders.  Any agreement on the part of IAGR to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of IAGR.

(b)

China Renyuan and the China Renyuan Shareholders (by action of the China Renyuan Shareholders), may (i) extend the time for the performance of any of the obligations or other acts of IAGR, (ii) waive any inaccuracies in the representations and warranties of IAGR contained herein or in any document delivered pursuant hereto by IAGR and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by IAGR.  Any agreement on the part of China Renyuan and to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of China Renyuan.

Section 5.05

Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by the most nearly comparable method if mailed from or to a location outside of the United States or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the introductory paragraph to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5.05.  Any notice to IAGR or to China Renyuan shall be addressed to the attention of the Corporate Secretary.  A copy of any and all notices to China Renyuan or any China Renyuan Shareholder shall be delivered in accordance with this section to Dr. Huakang Zhou, 18 Kimberly Ct., East Hanover, NJ 07936.  A copy of any and all notices to IAGR shall be delivered in accordance with this section to Mr. Matt Lettau, President, Internet Acquisition Group, Inc., Huntertown, Indiana, 46748.  Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof.  Any notice given by other means permitted by this Section 5.05 shall be deemed given at the time of receipt thereof.

Section 5.06

Parties in Interest.  This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns.  Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

Section 5.07

Counterpart.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document.  The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

Section 5.08

Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof.  If any provisions of this Agreement, or the application thereof to any person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.09

Headings.  The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 5.10

Governing Law & Venue.

(a)

This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California.

(b)

EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND OF THE FEDERAL COURTS SITTING IN THE STATE OF CALIFORNIA IN ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH OF THE PARTIES AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE LITIGATED EXCLUSIVELY IN ANY SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT THAT SITS IN THE COUNTY OF NEW YORK, AND ACCORDINGLY, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.  EACH PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.05.  NOTHING IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH OF THE PARTIES (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10(c).

Section 5.11

Survival of Representations and Warranties.  All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, will survive the Closing and the delivery of the shares of IAGR Common Stock to be issued hereunder at the Closing for a period of one year after Closing, regardless of any investigation made by or on behalf of any of the parties hereto.

Section 5.12

Assignability.  This Agreement will not be assignable by operation of law or otherwise and any attempted assignment of this Agreement in violation of this subsection will be void ab initio.

Section 5.13

Amendment.  This Agreement may be amended with the approval of the China Renyuan Shareholders and the boards of directors of each of IAGR and China Renyuan at any time.  This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

INTERNET ACQUISITION GROUP, INC.

By_/s/ Qingfu Ren_________________________

Name:  Qingfu Ren

Title:   President, Director

CHINA RENYUAN INTERNATIONAL, INC.

By__/s/ Dr. Huakang Zhou_________

     Name:  Dr. Huakang Zhou

     Title:    President, Director

CHINA RENYUAN SHAREHOLDERS:

_/s/__Chaozhong Ren ___________

Name:  Chaozhong Ren

_ /s/ Qingfu Ren ______________

Name:  Qingfu Ren

_/s/ Yuntao Wu _________________

Name:  Yuntao Wu

____ /s/ Liwei Chen __________

Name: Liwei Chen

/s/ Warner Technology & Investment Corp._

Name:  Warner Technology &

Investment Corp.

__/s/ Yufeng Hu_______________

Name:  Yufeng Hu

__/s/ American Union Securities _____

Name:  American Union Securities

__/s/_ Xiaojin Wang _______

Name:  Xiaojin Wang

SCHEDULE A

1. Chaozhong Ren

2. Qingfu Ren

3. Yuntao Wu

4. Liwei Chen

5. Warner Technology & Investment Group

6. Yufeng Hu

7. American Union Securities, Inc.

8. Xiaojin Wang

Schedule 1.02(b)

At Closing

Name	Shares of IAGR Common Stock

Chaozhong Ren	23,105,978

Qingfu Ren	1,960,374

Yuntao Wu	360,436

Liwei Chen	360,436

Warner Technology & Investment Group	1,820,204

Yufeng Hu	606,735

American Union Securities, Inc.	606,735

Xiaojin Wang	1,215,472

To be delivered as soon as IAGR has available the authorized shares of IAGR Common Stock to deliver such delivery

Name	Shares of IAGR Common Stock

Chaozhong Ren	5,305,142,177

Qingfu Ren	450,102,625

Yuntao Wu	82,756,356

Liwei Chen	82,756,356

Warner Technology & Investment Group	417,919,598

Yufeng Hu	139,306,533

American Union Securities, Inc.	139,306,533

Xiaojin Wang	279,072,823